MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

September 22, 2006

MENV—OTCBB  USA

NDD—Frankfurt Stock Exchange

Micron Enviro Systems, Inc. Looking to Start Up Oil & Gas Operations

Micron Enviro Systems, Inc. (MENV-OTCBB and NDD--Frankfurt) (“Micron”) has been waiting to get underway on its Oil Sands and conventional drill programs.  Micron is anticipating that this winter will be an extremely busy time for the company in terms of oil and gas activities.  Micron is evaluating additional oil and gas prospects at this time to compliment its existing oil sands leases and conventional drill programs.

Bernie McDougall, President of Micron stated, “This has been a very frustrating period for MENV’s loyal shareholders and management as we are experiencing a quiet period before our projects start up again.  The stock is now down more than 80% below the recent high, despite now having more Alberta oil sands assets and being further along on our projects.  Most investors are not aware of the company’s new symbol, therefore as activities re-start market awareness should increase as MENV’s story is disseminated further under the new symbol.”

Micron has added three additional Alberta Oil Sands leases consisting of 4 new sections in the world-class Athabasca Oil Sands region. Two of these new sections are within 5 miles of Micron's existing Athabasca Oil Sands Prospect. These two new sections are close to the existing Oil Sands leases held by Connacher Oil and Gas's Great Divide Prospect, as well as to other major Oil Sands projects by Devon, EnCana, and ConocoPhilips. The other new Alberta Oil Sands lease acquired consists of two contiguous sections that lie just southwest of the announced Royal Dutch Shell Plc Oil Sands leases which they recently purchased for approximately $400 million.

Micron is planning to undertake a new marketing initiative to create additional awareness for the company as drill programs start up. There has been no marketing since the company changed its symbol, therefore management feels the market may not be aware of what the company is doing.  This plan will primarily be email based and will target 100 percent opt-in private and institutional investors that trade stocks in Micron's price range.

Micron is an emerging oil and gas company that has exposure to four separate leases in the Athabasca Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has production from multiple conventional oil and gas wells. Micron is one of if not the smallest market capitalized companies with exposure to multiple Alberta Oil Sands. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron currently has multiple independent sources of oil and/or gas revenue from production in Canada and Texas. Micron is presently involved in multiple oil and gas prospects, and continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com